Exhibit 10.24
AMENDED EXECUTIVE PROTECTION AGREEMENT
     This Agreement entered into as of the 31st day of December, 2008 (the “Effective Date”) by and between ProLogis, a Maryland real estate investment trust (the “Trust”), and Gary E. Anderson (the “Executive”).
WITNESSETH THAT:
     WHEREAS, the Trust and the Executive are currently parties to an Executive Protection Agreement (the “Original Agreement”); and
     WHEREAS, the parties desire to amend and restate the Executive Protection Agreement to reflect changes required by section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);
     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, it is hereby agreed by and between the parties as follows:
     1. Term of Agreement. The “Term” of this Agreement shall commence on the Effective Date and shall continue through December 31, 2009; provided, however, that on such date and on each December 31 thereafter, the Term of this Agreement shall automatically be extended for one additional year unless, not later than the preceding October 1, either party shall have given notice that such party does not wish to extend the Term; and provided further that if a Change in Control (as defined in paragraph 3 below) shall have occurred during the original or any extended Term of this Agreement, the Term of this Agreement shall continue until the end of the twenty-fourth calendar month after the calendar month in which such Change in Control occurs, at which time it will expire.
     2. Employment After a Change in Control. If the Executive is in the employ of the Trust on the date of a Change in Control, the Trust hereby agrees to continue the Executive in its employ for the period commencing on the date of the Change in Control and ending on the last day of the Term of this Agreement. During the period of employment described in the foregoing provisions of this paragraph 2 (the “Employment Period”), the Executive shall hold such position with the Trust and exercise such authority and perform such executive duties as are commensurate with his position, authority and duties immediately prior to the Employment Period. The Executive agrees that during the Employment Period he shall devote his full business time exclusively to the executive duties described herein and perform such duties faithfully and efficiently; provided, however, that nothing in this Agreement shall prevent the Executive from voluntarily resigning from employment upon no less than 15 days’ advance written notice to the Trust under circumstances that do not constitute a Termination (as defined in paragraph 5).
     3. Change in Control. For purposes of this Agreement, a “Change in Control” means the happening of any of the following:

     (a) The consummation of a transaction, approved by the shareholders of the Trust, to merge the Trust into or consolidate the Trust with another entity, sell or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation, provided, however, that a Change in Control shall not be deemed to have occurred by reason of a transaction, or a substantially concurrent or otherwise related series of transactions, upon the completion of which 50% or more of the beneficial ownership of the voting power of the Trust, the surviving corporation or corporation directly or indirectly controlling the Trust or the surviving corporation, as the case may be, is held by the same persons (as defined below) (although not necessarily in the same proportion) as held the beneficial ownership of the voting power of the Trust immediately prior to the transaction or the substantially concurrent or otherwise related series of transactions, except that upon the completion thereof, employees or employee benefit plans of the Trust may be a new holder of such beneficial ownership.
     (b) The “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing 50% or more of the combined voting power of the Trust is acquired, other than from the Trust, by any “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than any trustee or other fiduciary holding securities under an employee benefit or other similar stock plan of the Trust).
     (c) At any time during any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Trustees of the Trust cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Trust’s shareholders, of each new trustee was approved by a vote of at least two-thirds of the trustees still in office at the time of such election or nomination who were trustees at the beginning of such period).
For purposes of this Agreement, the following terms shall be defined as indicated:
     (i) The term “Beneficial Owner” shall mean beneficial owner as defined in Rule 13d-3 under the Exchange Act.
     (ii) Entities shall be treated as being under “common control” during any period in which they are “affiliates” of each other as that term is defined in the Exchange Act.
     (iii) The term “person” shall be as defined in Sections 13(d) and 14(d) of the Exchange Act, but shall exclude any trustee or other fiduciary holding securities under an employee benefit or other similar stock plan of the Trust.
     4. Compensation During the Employment Period. During the Employment Period, the Executive shall be compensated as follows:

     (a) He shall receive an annual salary which is not less than his annual salary immediately prior to the Employment Period, payable in accordance with the normal payroll practices of the Trust.
     (b) He shall be entitled to participate in annual cash-based incentive compensation plans which, in the aggregate, provide bonus opportunities which are not materially less favorable to the Executive than the greater of (i) the opportunities provided by the Trust for executives with comparable levels of responsibility as in effect from time to time; and (ii) the opportunities provided to the Executive under all such plans in which he was participating prior to the Employment Period, which bonuses shall be paid in accordance with the terms of the applicable bonus arrangement.
     (c) He shall be eligible to participate in other incentive compensation plans and other employee benefit plans on a basis not materially less favorable to the Executive than that applicable to other executives of the Trust with comparable levels of responsibility as in effect from time to time.
     5. Termination. For purposes of this Agreement, the term “Termination” shall mean termination of the employment of the Executive by the Trust during the Employment Period (I) by the Trust, for any reason other than death, Disability, or Cause, or (II) by Constructive Discharge of the Executive (as these terms are described below). For purposes of this Agreement:
     (a) The Executive shall be considered to have a “Disability” during the period in which he is unable, by reason of a medically determinable physical or mental impairment, to engage in the material and substantial duties of his regular occupation, and such condition is expected to be permanent, as determined by the Chief Executive Officer of the Trust.
     (b) For purposes of this Agreement, “Cause” shall mean, in the reasonable judgment of the Chief Executive Officer of the Trust (i) the willful and continued failure by the Executive to substantially perform his duties with the Trust or any subsidiary after written notification by the Trust or subsidiary, (ii) the willful engaging by the Executive in conduct which is demonstrably injurious to the Trust or any subsidiary, monetarily or otherwise, or (iii) the engaging by the Executive in egregious misconduct involving serious moral turpitude. For purposes hereof, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action was in the best interest of the Trust and its subsidiaries.
     (c) The Executive shall be considered to have a “Constructive Discharge” if:
     (i) after a Change in Control and within 90 days after the Executive has knowledge of circumstances constituting Good Reason (as defined below), the Executive provides written notice to the Trust which notice shall specifically identify the circumstances which the Executive believes constitute Good Reason;
     (ii) within 30 days following receipt of the notice from the Executive, the Trust fails to cure such circumstances or fails to notify the Executive of the Trust’s intended method of correction and the timing thereof; and
     (iii) the Executive resigns within 90 days after the expiration of the cure period or the timing specified in the Trust’s response to the Executive.
For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent (and except in consequence of a prior termination of the Executive’s employment), the occurrence of any of the following circumstances which occur during the Employment Period:
     (I) a substantial adverse alteration in the nature of the Executive’s status or responsibilities from those in effect immediately prior to the Employment Period;
     (II) a material failure to provide salary and other compensation and benefits in accordance with paragraph 4; or
     (III) the Trust’s material breach of this Agreement.
If the Executive becomes employed by the entity into which the Trust merged, or the purchaser of substantially all of the assets of the Trust, or a successor to such entity or purchaser, the Executive shall not be treated as having terminated employment for purposes of this Agreement until such time as the Executive terminates employment with the merged entity or purchaser (or successor), as applicable. If the Executive is transferred to employment with a subsidiary of the Trust (regardless of whether before, on, or after a Change in Control), such transfer shall not constitute a Termination for purposes of this Agreement
     6. Severance Benefits. Subject to the provisions of paragraphs 7 and 8 below, in the event of a Termination described in paragraph 5, in lieu of the amount otherwise payable under paragraph 4:
     (a) The Executive shall be entitled to the bonus(es) payable for the performance period(s) in which the date of the Executive’s Termination occurs, with payment based on achievement of a target level of performance for the entire period (regardless of actual performance for the period); provided, however, that the amount of the bonus shall be subject to a pro-rata reduction to reflect the portion of the applicable performance period following the date of

Termination. Payment under this subparagraph 6(a) shall be made at the regularly scheduled time for payment of such amounts to active employees.
     (b) As of the date of Termination, the Executive shall be fully vested in all benefits accrued through the date of Termination under the ProLogis Nonqualified Savings Plan (the “NSP”) and all such benefits shall be payable in accordance with the NSP.
     (c) Any awards granted under the ProLogis 1997 Long Term Incentive Plan, the ProLogis 2006 Long Term Incentive Plan or under any other incentive, compensation or other plan that are held by the Executive on the date of Termination shall vest and shall be exercisable or payable in accordance with their terms.
     (d) The Executive shall continue to receive medical insurance and life insurance coverage in accordance with subparagraph 4(c) above for a period of period of 12 months after the date of Termination To the extent such coverage is taxable to the Executive, such benefits shall be provided each month during the continuation period. If such benefits are required to be suspended in accordance with paragraph 20 during the six month period following the Executive’s Termination, the Executive shall pay to the Trust the applicable premiums required to continue such benefits and the Trust shall pay to the Executive as of the first date permitted under paragraph 20 the accumulated amount of such premiums that were not otherwise required of the Executive to continue such coverages during the applicable 6 month suspension period.
     (e) Subject to the terms and conditions of this Agreement, the Executive shall be entitled to a lump sum payment in cash no later than 10 business days after the date of Termination equal to the sum of:
     (i) an amount equal to one times the Executive’s annual salary rate in effect immediately prior to the Employment Period; and
     (ii) an amount equal to one times the Executive’s target level of the annual bonus for the fiscal year in which the date of Termination occurs.
     (f) The Trust shall, for a period not to exceed twelve months after the date of Termination, provide for standard outplacement services by any one qualified outplacement agency selected by the Trust.
Except as may be otherwise specifically provided in an amendment of this paragraph 6 adopted in accordance with paragraph 15, the Executive’s rights under this paragraph 6 shall be in lieu of any benefits with respect to a Termination following a Change in Control that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of the Trust or any subsidiary or any other, similar arrangement of the Trust or any subsidiary providing benefits upon involuntary termination of employment. Notwithstanding the foregoing provisions of this paragraph

6 or any other provision of the Agreement to the contrary, with respect to any amounts that are subject to section 409A of the Code, this paragraph 6 shall be interpreted and administered in accordance with section 409A of the Code and shall not result in an offset or substitution of any amount in violation of section 409A of the Code.
     7. Make-Whole Payments. The following shall apply with respect to amounts to or on behalf of the Executive:
     (a) Subject to the following provisions of this paragraph 7, if any payment or benefit to which the Executive is entitled from the Trust, any affiliate, or trusts established by the Trust or by any affiliate (a “Payment”) is subject to any tax under section 4999 of the Code, or any similar federal or state law (an “Excise Tax”), the Trust shall pay to the Executive an additional amount (the “Make Whole-Amount”) which is equal to (i) the amount of the Excise Tax, plus (ii) the aggregate amount of any interest, penalties, fines or additions to any tax which are imposed in connection with the imposition of such Excise Tax, plus (iii) all income, excise and other applicable taxes imposed on the Executive under the laws of any Federal, state or local government or taxing authority by reason of the payments required under clause (i) and clause (ii) and this clause (iii).
     (b) For purposes of determining the Make-Whole Amount, the Executive shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal and foreign income tax laws for the year in which the Make-Whole Amount is paid. The Make-Whole Amount payable with respect to an Excise Tax shall be paid by the Trust within 90 days following the Payment with respect to which such Excise Tax relates but in no event later than the end of the calendar year next following the calendar year in which the applicable tax is remitted to the Tax Authority (as defined in subparagraph 7(e)).
     (c) All calculations under this paragraph 7 shall be made initially by the Trust and the Trust shall provide prompt written notice thereof to the Executive to enable the Executive to timely file all applicable tax returns. Upon request of the Executive, the Trust shall provide the Executive with sufficient tax and compensation data to enable the Executive or his tax advisor to independently make the calculations described in subparagraph 7(b) and the Trust shall reimburse the Executive for reasonable fees and expenses incurred for any such verification.
     (d) If the Executive gives written notice to the Trust of any objection to the results of the Trust’s calculations within 60 days after the Executive’s receipt of written notice thereof, the dispute shall be referred for determination to tax counsel selected by the independent auditors of the Trust (“Tax Counsel”). The Trust shall pay all fees and expenses of such Tax Counsel. Pending such determination by Tax Counsel, the Trust shall pay the Executive the Make-Whole Amount as determined by it in good faith. The Trust shall pay the Executive any additional amount determined by Tax Counsel to be due under this subparagraph 7(d) (together with interest thereon at a rate equal to 120% of the short-term applicable Federal term rate determined under section 1274(d) of the Code) within 10 days after such determination but in no event later than the end of the calendar year next following the calendar year in which the applicable related tax is remitted to the Tax Authority.
     (e) The determination by Tax Counsel shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a “Tax Authority”) determines that the Executive owes a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by Tax Counsel.
     (f) If a Taxing Authority makes a claim against the Executive which, if successful, would require the Trust to make a payment under this paragraph 7, the Executive agrees to contest the claim on request of the Trust subject to the following conditions:
     (i) The Executive shall notify the Trust of any such claim within 10 days of becoming aware thereof. In the event that the Trust desires the claim to be contested, it shall promptly (but in no event more than 30 days after the notice from the Executive or such shorter time as the Taxing Authority may specify for responding to such claim) request the Executive to contest the claim. The Executive shall not make any payment of any tax which is the subject of the claim before the Executive has given the notice or during the 30-day period thereafter unless the Executive receives written instructions from the Trust to make such payment together with an advance of funds sufficient to make the requested payment plus any amounts payable under this paragraph 7 determined as if such advance were an Excise Tax, in which case the Executive will act promptly in accordance with such instructions.
     (ii) If the Trust so requests, the Executive will contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by the Trust; provided, however, that any request by the Trust for the Executive to pay the tax shall be accompanied by an advance from the Trust to the Executive of funds sufficient to make the requested payment plus any amounts payable under this paragraph 7 determined as if such advance were an Excise Tax. If directed by the Trust in writing the Executive will take all action necessary to compromise or settle the claim, but in no event will the Executive compromise or settle the claim or cease to contest the claim without the written consent of the Trust; provided, however, that the Executive may take any such action if the Executive waives in writing his right to a payment under this paragraph 7 for any amounts payable in connection with such claim. The Executive agrees to cooperate in good faith with the Trust in contesting the claim and to comply with any reasonable request from the Trust concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim. Upon request of the Trust, the Executive shall take appropriate appeals of any judgment or decision that would require the Trust to make a payment under this paragraph 7. Provided that the Executive is in compliance with the provisions of this clause (ii), the Trust shall be liable for and indemnify the Executive against any loss in connection with, and all costs and expenses, including attorneys’ fees, which may be incurred as a result of, contesting the claim, and shall provide to the Executive within 30 days after each written request therefor by the Executive cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by the Executive as a result of contesting the claim.
     (iii) Should a Tax Authority finally determine that an additional Excise Tax is owed, then the Trust shall pay an additional Make-Up Amount to the Executive in a manner consistent with this paragraph 7 with respect to any additional Excise Tax and any assessed interest, fines, or penalties. If any Excise Tax as calculated by the Trust or Tax Counsel, as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then the Executive shall repay such excess to the Trust within 30 days of such determination; provided that such repayment shall be reduced by the amount of any taxes paid by the Executive on such excess which is not offset by the tax benefit attributable to the repayment.
(g) Notwithstanding the foregoing provisions of this paragraph 7:
     (i) If (I) any Payments otherwise due to or on behalf of the Executive (determined without regard to subparagraph 7(a)) are subject to an Excise Tax, and (II) a reduction in such Payments otherwise subject to the Excise Tax to an amount that is not less than 90% of the Value of the Payments otherwise subject to the Excise Tax would result in no Excise Tax being imposed with respect to any Payments, then:
     (A) the Payments to which the Executive is or will become entitled under this Agreement or otherwise from the Trust shall be reduced to the extent required to avoid incurring the Excise Tax; and
     (B) no payments shall be made to the Executive under subparagraph 7(a).
The “Value” of the Payments described in clause (II) above shall be determined by the Trust in good faith as of the date on which the applicable change in control is deemed to occur for purposes of section 280G of the Code.

     (ii) If reductions are required in the Executive’s Payments in accordance with clause (i) above, the reduction shall first be made by reducing payments or benefits that are not subject to section 409A of the Code (as elected by the Executive) and, if further reduction is necessary, from non-cash payments or benefits (as determined by the Company) and finally from cash payments. Upon request of the Executive, the Trust shall provide the Executive with sufficient tax and compensation data to enable the Executive or his tax advisor to independently make the calculations described in clause (i) above and the Trust shall reimburse the Executive for reasonable fees and expenses incurred for any such verification.
     (iii) If the Executive gives written notice to the Trust of any objection to the results of the Trust’s calculations under this subparagraph 7(g) within 60 days of the Executive’s receipt of written notice thereof, the dispute shall be referred for determination to Tax Counsel. The Trust shall pay all fees and expenses of such Tax Counsel. Pending such determination by Tax Counsel, the determination by the Trust shall be binding on all parties. If the Tax Counsel determines that this subparagraph 7(g), and the reductions described in this subparagraph 7(g), are inapplicable, the Trust shall pay the Executive any additional amount determined by Tax Counsel to be due under this paragraph 7 (together with interest thereon at a rate equal to 120% of the short-term applicable federal rate determined under section 1274(d) of the Code) within 10 days after such determination, but in no event later than the date which is 2-/12 months following the calendar year in which the Change in Control occurs.
     8. Withholding. All payments to the Executive under this Agreement will be subject to all applicable withholding of state and federal taxes.
     9. Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Denver, Colorado, in accordance with the laws of the State of Colorado, by three arbitrators appointed by the parties. If the parties cannot agree on the appointment of the arbitrators, one shall be appointed by the Trust and one by the Executive and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for the Tenth Circuit. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this paragraph 9. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
     10. Legal and Enforcement Costs. This paragraph 10 shall apply if it becomes necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with either enforcing any and all of his rights under this Agreement or defending against any allegations of breach of this Agreement by the Trust:
     (a) The Executive shall be entitled to recover from the Trust reasonable attorneys’ fees, costs and expenses incurred by his in connection with such enforcement or defense.
     (b) Payments required under this paragraph 10 shall be made by the Trust to the Executive (or directly to the Executive’s attorney) promptly following submission to the Trust of appropriate documentation evidencing the incurrence of such attorneys’ fees, costs, and expenses.
     (c) The Executive shall be entitled to select his legal counsel; provided, however, that such right of selection shall not affect the requirement that any costs and expenses reimbursable under this paragraph 10 be reasonable.
     (d) The Executive’s rights to payments under this paragraph 10 shall not be affected by the final outcome of any dispute with the Trust; provided, however, that to the extent that the arbitrators shall determine that under the circumstances recovery by the Executive of all or a part of any such fees and costs and expenses would be unjust or inappropriate, the Executive shall not be entitled to such recovery; and to the extent that such amount have been recovered by the Executive previously, the Executive shall repay such amounts to the Trust.
     11. Mitigation and Set-Off. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Trust shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts owed to the Trust by the Executive, any amounts earned by the Executive in other employment after termination of his employment with the Trust, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.
     12. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:
     (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;
     (b) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

     (c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;
provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service to the Executive shall be to the last address he has filed in writing with the Trust, and such deliveries to the Trust shall be to the following address:
ProLogis
4545 Airport Way
Denver, Colorado 80239
All notices to the Trust shall be directed to the attention of the Chief Financial Officer of the Trust, with a copy to the Secretary of the Trust.
     13. Non-Alienation. The Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law. Nothing in this paragraph 13 shall limit the Executive’s rights or powers to dispose of his property by will or limit any rights or powers which his executor or administrator would otherwise have.
     14. Governing Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Colorado, without application of conflict of laws provisions thereunder.
     15. Amendment. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and, so long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. Without limiting the generality of the foregoing, it is the intent of the parties that all payments hereunder comply with the requirements of section 409A of the Code, and applicable guidance issued thereunder and, to the extent applicable, this Agreement shall be amended as the parties deem necessary or appropriate to comply with the requirements of section 409A and applicable guidance issued thereunder in a manner that preserves to the extent possible the intended benefits of this Agreement for the parties.
     16. Successors to the Trust. This Agreement shall be binding upon and inure to the benefit of the Trust and any successor of the Trust. The Trust will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Trust to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Trust would be required to perform it if no succession had taken place. In addition, if employment of the Executive is transferred to any affiliate or subsidiary of the Trust, the Trust will require the affiliate or subsidiary to assume this Agreement and be substituted for the Trust under this Agreement (provided that the affiliate or subsidiary shall not be substituted for the Trust for purposes of defining the term “Change in Control”).
     17. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
     18. Counterparts. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.
     19. Reimbursements and In-Kind Benefits. To the extent that any in-kind benefits or reimbursements provided under this Agreement are taxable to the Executive, then, notwithstanding any other provision of this Agreement to the contrary, they will be paid or provided only if they are provided pursuant to a policy or program of the Company which provides an objectively determinable nondiscretionary definition of the expenses eligible for reimbursement or the in-kind benefits to be provided (including the terms of this Agreement). With respect to any such benefits or expenses, the amount of the expenses or benefits that are eligible to be paid or provided during one calendar year may not affect the amount of reimbursements to be paid or provided in any subsequent calendar year, the reimbursement for an expense shall be made no event later than the last day of the calendar year following the calendar year in which the expense was incurred, and the right to reimbursement of the expenses or the right to the payments or benefits shall not be subject to liquidation or exchange for any other benefit.
     20. Special Section 409A Requirements. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to Section 409A of the Code, if such payment or benefit is to be paid on account of the Executive’s separation from service (within the meaning of Section 409A of the Code) and if the Executive is a specified employee (within the meaning of Section 409A(a)(2)(B) of the Code), such payment shall be delayed until the first day of the seventh month following the Executive’s separation from service (or, if later, the date on which such payment is otherwise to be paid under this Agreement). The parties intend this Agreement to be interpreted and administered in accordance with the intent that the Executive not be subject to tax under section 409A of the Code (to the extent such rules are applicable to payments or benefits under this Agreement). Whether the Executive has had a separation from service shall be determined in accordance with section 409A and applicable guidance issued thereunder by applying the applicable default provisions.
     21. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof, including the Original Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Trustees, the Trust has caused these presents to be executed in its name and on its behalf, all as of the Effective Date.

EXECUTIVE
/s/ Gary E. Anderson
Gary E. Anderson

PROLOGIS
/s/ John Morland
John Morland
Managing Director